Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 7, 2004 (except for Note 2, as to which the date is September 26, 2005), accompanying the consolidated financial statements included in the Annual Report of International Microcomputer Software, Inc. on Form 10-KSB for the year ended June 30, 2005, which is incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton, LLP
San Francisco, CA
December 14, 2005